Exhibit 99

FOR IMMEDIATE RELEASE
August 16, 2005

Viper Networks Names Farid Shouekani CEO and Ron Weaver Chairman of the Board

San Diego, California – August 16, 2005 – Viper Networks, Inc., (OTC: VPER), a leading innovator in Voice-over-Internet Protocol (VoIP) products and services, today announced that it has promoted its current Chief Technical Officer, Farid Shouekani, to be its new President and Chief Executive Officer.

Ron Weaver, currently Chief Executive Officer, will assume the new position of Chairman of the Board, where he will continue as the Company carries out its international expansion strategy. Shouekani’s technical team will assume the day to day CTO responsibilities until a full-time successor in that post is named.

Shouekani has extensive experience in VoIP, telecommunications and engineering with such companies as TEC Cellular, Robotron and Crescent International. Most recently he helped design, build and deploy Mid-Atlantic International's Multi-Million Dollar World Wide VoIP network, which was acquired by Viper Networks in 2003. Shouekani has a Bachelor of Science degree in electrical engineering and a Masters of Science degree in computer engineering from the Florida Institute of Technology.

Weaver commented, “Mr. Shouekani is the natural choice to lead the world-wide expansion of the Company. His global contacts and knowledge of how to conduct VoIP business overseas are second to none, so the decision to put him in charge of executing our global strategy is the logical next step in our development as a VoIP leader. It gives us a further advantage against our competitors, who are focused on attracting U.S.-based customers while we concentrate on potentially far more lucrative international markets.”

Shouekani commented, “I look forward to leading Viper Networks into the wealth of international and domestic opportunities for providing VoIP services. We have been working to bring in several large contracts to the table and we hope to announce several new revenue opportunities soon. In addition to increasing revenue, it is my plan to reduce expenses, retire existing outstanding stock where possible and complete our requirements as a fully reporting company”.

About Viper Networks

Viper Networks, Inc. provides VoIP products and services through distributors and resellers around the world. Its network of VoIP gateways serves more than 350 countries and regions, and it is unique in offering both network services and equipment to its customers.  Unlike most competing VoIP providers, Viper Networks offers its service on a pre-pay basis. It charges only for minutes used and does not require any recurring monthly fees.  Its Internet-based users can get dial-up or broadband service with equal quality.  Viper has been pioneering VoIP service and technology for more than five years.

Safe Harbor Statement: Except for the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from the results predicted and reported results should not be considered an indication of future performance. In addition to the factors discussed in the filings with the Securities and Exchange Commission, among the other factors that could cause actual results to differ materially are the following: adverse changes in the business conditions and the general economy; competitive factors, such as rival companies' pricing and marketing efforts; availability of third-party material products at reasonable prices; the financial condition of the customer; risks of obsolescence due to shifts in market demand; and litigation involving product liabilities and consumer issues. Viper Networks, Inc. cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Viper Networks, Inc. expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the company's expectations or any change in events, conditions or circumstances on which any such statement is based.

For further information:
Viper Networks, Inc.
Jason Sunstein
800 482 2124
JSUNSTEIN@VIPERNETWORKS.COM

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